Exhibit 99.1


                 [Logo of Cracker Barrel Old Country Store]


For Immediate Release                                       Contact: Julie Davis
---------------------                                               615/443-9266

             CHARGES AGAINST CRACKER BARREL IN TRAVIS COUNTY, TEXAS
                                   DISMISSED

LEBANON TN (February 2, 2005) - Cracker Barrel Old Country Store, Inc. ("Cracker Barrel") announced today that all charges filed by the Travis County, Texas District Attorney against the company regarding a political contribution that was alleged to be illegal have been dismissed.

The dismissal results from an agreement wherein the District Attorney acknowledged that "there was no intent on the part of [Cracker Barrel] to violate any laws." The agreement also stated that Cracker Barrel "has demonstrated to the District Attorney that it has a history of good citizenship and high ethical standards."

"We're pleased with the dismissal of all charges. Since this matter was instituted, we have steadfastly maintained that we had not engaged in any illegal conduct. We believe that this agreement confirms our position," said Cracker Barrel spokesperson Julie Davis. "We're glad to be able to put this matter behind us and move forward," Davis added. In the agreement, which is included in the Company's Form 8-K filed today and available through the Edgar Online website, there is no admission of wrongdoing by the company.

The company said it has reviewed and has adopted additional internal policies designed to reflect and further reinforce its longstanding policy of making only legal political contributions.

In a gesture intended to reinforce its longstanding commitment to good corporate citizenship and proper participation in the political process, the company also agreed that it would make a charitable contribution of $50,000 to support a nonpartisan, balanced and publicly informative program at the LBJ School of Public Affairs at the University of Texas - Austin.

Cracker Barrel Old Country Store, Inc. operates 516 company-owned restaurants and retail stores in 41 states. The company is a wholly owned subsidiary of the publicly held CBRL Group, Inc. (NASDAQ: CBRL).

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